  Exhibit 99.1

ENGLOBAL ANNOUNCES FIRST QUARTER EARNINGS OF $1.1 MILLION, REVENUE UP 58 PERCENT VS. Q1 2019

Conference Call to Discuss Results at 9:00 am EDT Today

Houston, May 7, 2020 -- ENGlobal Corporation (Nasdaq: ENG), a leading provider of engineered modular solutions, today announced that, for the first quarter ended March 28, 2020, it achieved net income of $1,101,000, or $.04 per share, compared to a net loss of $974,000, or $(.04) per share, in the first quarter ended March 30, 2019.

Added to the company’s Q4 2019 earnings of $741,000, or $.03 per share, this marks ENGlobal’s first consecutive profitable quarters since the third and fourth quarter of 2015.

In the first quarter of 2020, ENGlobal achieved revenue of $19,260,000, a 58 percent improvement on revenue of $12,163,000 recorded in Q1 2019. This gain was the result of a 116 percent rise in revenue from the company’s automation segment, which compiled a gross profit margin of 21 percent in Q1 2020 compared to 10 percent in last year’s first quarter. The company’s overall gross profit margin in Q1 2020 improved to 17 percent compared to 11 percent in the same quarter a year ago.

SG&A expenses for Q1 2020 decreased by $171,000 compared to Q1 2019, primarily due to the reduction of both salaries and facilities costs.

These improvements, in particular the company’s increase in quarterly gross profit, were responsible for ENGlobal’s improved bottom line performance compared to Q1 2019.

“We are encouraged by our first quarter results,” said CEO William A. Coskey, P.E. “Not only did our company achieve its second consecutive quarterly profit, but it also grew revenue by 58% versus the prior year quarter.”

Mr. Coskey added: “Today’s results serve as further validation of our strategic shift toward higher-value, modular engineered process and automation systems, as well as select, high-revenue automation commissioning work.”

“Going forward,” he said, “the company will continue to focus on building industry alliances and thus securing more of these targeted projects, most of which are estimated to have revenue value of between $10 to $250 million each.”

“Regarding the ongoing coronavirus pandemic,” added Mr. Coskey, “our company, like most others today, is in a dynamic and difficult to predict situation. We have a double dose of issues to manage through – both the pandemic as well as a difficult energy industry environment. While most of our office staff returned this week, we have experienced project execution inefficiencies and constraints on pursuing new business due to a majority of employees needing to work from home for about one month. It is tough to put a number on both of these factors.”

Mr. Coskey continued: “ENGlobal had approximately $53 million of backlog as of March 28, 2020, after giving effect for a project cancellation and we have also had one project delayed until next year. An important metric is that we currently have in excess of $100 million of proposals outstanding which are awaiting our customers’ feedback. Over a one year look back period, the company has been successful in landing approximately 39 percent of our proposals outstanding on a dollar volume basis. However, because the severity, magnitude and duration of the COVID-19 pandemic and its economic consequences are uncertain and dynamic, our ability to convert proposals into backlog, and the results of future operations continues to be difficult to predict.”

The following is a summary of the income statement for the three months ended March 28, 2020 and March 30, 2019:

(amounts in thousands)	Three months ended March 28, 2020	Three months ended March 30, 2019
Revenue	$19,260	$12,163
Gross Profit	3,260	1,338
Selling, General and Administrative Expenses	2,133	2,304
Operating Income (Loss)	1,127	(966)
Net Income (Loss)	1,101	(974)

The following table illustrates the composition of the company's revenue and profitability for its operations for the three months ended March 28, 2020 and March 30, 2019:

	Three Months Ended				Three Months Ended
(amounts in thousands)	March 28, 2020				March 30, 2019
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$5,122	26.6%	5.4%	(7.6)%	$5,633	46.3%	11.9%	1.5%
Automation	14,138	73.4%	21.1%	18.7%	6,530	53.7%	10.2%	3.7%
Consolidated	19,260	100.0%	16.9%	5.9%	12,163	100.0%	11.0%	(7.9)%

The following table presents certain balance sheet items as of March 28, 2020 and December 28, 2019:

(amounts in thousands)	As of March 28, 2020	As of December 28, 2019
Cash and cash equivalents	$6,769	$8,307
Working capital	11,908	11,289

For further information on ENGlobal’s first quarter 2020 financial results, please refer to its Form 10-Q filing on the company’s website at www.englobal.com, or on the SEC’s website at www.sec.gov.

Conference Call

Management will host a conference call today at 9:00am EDT to discuss the company’s Q1 2020 financial results, provide updates on contract awards, and provide outlook for 2020.

To participate in the conference call, please dial (Toll Free) 844-369-8770 domestically or 862-298-0840 internationally, approximately 5-to-10 minutes before the beginning of the call. The conference call will also be broadcast live over the Internet and can be accessed at: https://www.webcaster4.com/Webcast/Page/2272/34133

You may access the teleconference replay by dialing (Toll Free) 877-481-4010 domestically or 919-882-2331 internationally, referencing conference ID 34133 or by visiting the company's web site. The replay will be available shortly after the completion of the live event through 9:00am EDT on May 14, 2020.

About ENGlobal

ENGlobal (ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within ENGlobal's Engineering segment, ENGlobal Government Services, Inc. provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements related to future, not past, events and are based on the company’s current expectations and assumptions regarding the company’s business, the economy and other future conditions, and are subject to risks and uncertainties. Generally, the words “anticipate,” “believe,” “estimate,” “expect,” “may” and similar expressions, identify forward-looking statements, which generally are not historical in nature. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially from the results described in the forward-looking statements due to the risks and uncertainties, including, among other things, (1) the company’s ability to identify, evaluate, and complete any strategic alternative in connection with the company’s review of strategic alternatives; (2) the impact of the announcement of the company’s review of strategic alternatives on the company’s business, including the company’s financial and operating results, or the company’s employees, suppliers and customers; (3) the impact of the COVID-19 pandemic and of the actions taken by governmental authorities, individuals and companies in response to the pandemic on the company’s business, financial condition, and results of operations, including on the company’s revenues and profitability; (4) the effect of economic downturns and the volatility and level of oil and natural gas prices, including the severe disruptions in the worldwide economy, including the global demand for oil and natural gas, resulting from the COVID-19 pandemic; (5) the company’s ability to realize revenue projected in the company’s backlog and the company’s ability to collect accounts receivable and process accounts payable in a timely manner; (6) the company’s ability to increase the company’s revenue and profitability; (7) the company’s ability to realize project awards or contracts on the company’s pending proposals, and the timing, scope and amount of any related awards or contracts; (8) the company’s ability to retain existing customers and attract new customers; (9) the company’s ability to accurately estimate the overall risks, revenue or costs on a contract; (10) the risk of providing services in excess of original project scope without having an approved change order; (11) the company’s ability to execute the company’s expansion into the modular solutions market and to execute the company’s updated business growth strategy to position the company as a leading provider of engineered modular solutions to its customer base; (12) the company’s ability to attract and retain key professional personnel; (13) the company’s ability to fund the company’s operations and grow the company’s business utilizing cash on hand, internally generated funds and other working capital; (14) the company’s ability to obtain additional financing, including pursuant to a new credit facility, when needed; (15) the company’s dependence on one or a few customers; (16) the risks of internal system failures of the company’s information technology systems, whether caused by the company, third-party service providers, intruders or hackers, computer viruses, malicious code, cyber-attacks, phishing and other cyber security problems, natural disasters, power shortages or terrorist attacks; (17) the uncertainties related to the U.S. Government’s budgetary process and their effects on the company’s long-term U.S. Government contracts; (18) the risk of unexpected liability claims or poor safety performance; (19) the company’s ability to identify, consummate and integrate potential acquisitions; (20) the company’s reliance on third-party subcontractors and equipment manufacturers; (21) the company’s ability to satisfy the continued listing standards of NASDAQ with respect to the company’s common stock or to cure any continued listing standard deficiency with respect thereto; and (22) the effect of changes in laws and regulations, including U.S. tax laws, with which the company must comply and the associated cost of compliance with such laws and regulations. For additional information regarding known material factors that could cause the company’s actual results to differ from the company’s projected results, please see ENGlobal's filings with the Securities and Exchange Commission, including the company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Click here to join the company’s email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

CONTACT:

Mark A. Hess
Phone: (281) 878-1000
E-mail: ir@ENGlobal.com

Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com

ENGlobal Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	For the Three Months Ended
	March 28, 2020	March 30, 2019
Operating revenues	$19,260	$12,163
Operating costs	16,000	10,825
Gross profit	3,260	1,338

Selling, general and administrative expenses	2,133	2,304
Operating income (loss)	1,127	(966)

Other income (expense):
Other income, net	1	15
Interest expense, net	(5)	(3)
Income (Loss) from operations before income taxes	1,123	(954)

Provision for federal and state income taxes	22	20

Net income (loss)	1,101	(974)

Basic and diluted income (loss) per common share:	$0.04	$(0.04)

Basic and diluted weighted average shares used in computing income (loss) per share:	27,414	27,431

ENGlobal Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands, except share amounts)

	March 28, 2020	December 28, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$6,769	$8,307
Trade receivables, net of allowances of $216 and $236	10,780	11,435
Prepaid expenses and other current assets	698	889
Contract assets	5,774	3,862
Total Current Assets	24,021	24,493
Property and equipment, net	981	1,033
Goodwill	720	720
Other assets
Right of use asset	2,733	2,133
Deposits and other assets	333	307
Total Other Assets	3,066	2,440
Total Assets	$28,788	$28,686

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,705	$3,261
Accrued compensation and benefits	2,375	2,783
Current portion of leases	1,553	1,041
Contract liabilities	3,637	5,438
Other current liabilities	843	681
Total Current Liabilities	12,113	13,204

Long Term Leases	1,535	1,458
Total Liabilities	13,648	14,662
Commitments and Contingencies (Note 7)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 27,413,626 shares issued and outstanding at March 28, 2020 and December 28, 2019	27	27
Additional paid-in capital	36,949	36,934
Accumulated deficit	(21,836)	(22,937)
Total Stockholders’ Equity	15,140	14,024
Total Liabilities and Stockholders’ Equity	$28,788	$28,686

ENGlobal Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(amounts in thousands)

	For the Three Months Ended
	March 28, 2020	March 30, 2019
Cash Flows from Operating Activities:
Net income (loss)	$1,101	$(974)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	96	84
Share-based compensation expense	15	16
Changes in current assets and liabilities:
Trade accounts receivable	655	29
Contract assets	(1,912)	1,175
Other current assets	165	163
Accounts payable	444	29
Accrued compensation and benefits	(408)	(397)
Contract liabilities	(1,801)	1,406
Income taxes payable	258	20
Other current liabilities, net	(97)	(253)
Net cash provided by (used in) operating activities	$(1,484)	$1,298

Cash Flows from Investing Activities:
Proceeds from notes receivable	—	5
Property and equipment acquired	(34)	(5)
Net cash used in investing activities	$(34)	$—

Cash Flows from Financing Activities:
Purchase of treasury stock	—	(60)
Payments on finance leases	(20)	(1)
Net cash used in financing activities	$(20)	$(61)
Net change in cash and cash equivalents	(1,538)	1,237
Cash and cash equivalents at beginning of period	8,307	6,060
Cash and cash equivalents at end of period	$6,769	$7,297

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$5	$5
Right of use assets obtained in exchange for new operating lease liability	$963	$209